Exhibit 99.2

TELULAR CORPORATION, #4455881
TELULAR CORPORATION THIRD QUARTER 2011 EARNINGS CONFERENCE CALL
July 28, 2011, 4:30 PM ET
Chairperson: Joe Beatty (Mgmt.)

Operator:    Good day, ladies and gentlemen; thank you for standing by.  Welcome to the Telular Corporation Third Quarter 2011Earnings Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one, on your touch-tone phone.  Please press star, zero, for operator assistance at any time.  For participants using speaker equipment, you will need to lift the handset before making your selection.

I’d now like to turn the conference over to Ms Brinlea Johnson of the Blueshirt Group.  Please go ahead, ma’am.

Brinlea Johnson:    Good afternoon, ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the third quarter of 2011.  By now, everyone should have an opportunity to review the press release distributed this afternoon.  If you need a copy of the press release, you can find it on the Investor Relations section of our website at www.telular/investor.

On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements.  Please refer to the Company’s 10-K and other periodic filings with the SEC for a discussion of these factors.

At this point, I’d like to turn the call over to Mr. Joe Beatty.

Joe Beatty:    Thank you, Brinlea.  Good afternoon everyone.  We had a fantastic third quarter as we delivered Telguard unit sales at the high end of our guidance, substantially improved sales in our TankLink business and reported strong profitability.  Our business is cranking on all cylinders, generating higher, more predictable recurring service revenue and realizing improved net income and operating cash flow margins.  As a result, we are now raising our 2011 guidance.  We continue to generate cash, distribute our regular quarterly dividend and deliver value to our shareholders.

Our recurring revenue model provides us with reliable and steadily growing operating cash flow amplified by improving average revenue per unit in both Telguard and TankLink.  I’ll go into more detail on our progress this quarter, as well as our long-term strategy, later in the call.

Now I’m going to turn the call over to Jonathan Charak, our CFO, to review the third quarter 2011 financial results.

Jonathan Charak:    Thank you, Joe.  Good afternoon everyone.  We had an outstanding third quarter as total revenues were up 17% over the prior year period and we increased sales sequentially in both our Telguard and TankLink businesses.

For the third quarter of 2011, Telular recorded revenue of $12.8 million and pre-tax income of $2.3 million.  Net income before non-cash items was up 70% over the prior year period to $3 million.  Net income before non-cash items is a non-GAAP measure which adds back depreciation, amortization and stock-based compensation expense and non-cash income tax expenses to net income.  We use this measure internally to assess our ability to generate cash from operating the business.

In the third quarter of 2011, total recurring service revenue from both the Telguard and TankLink lines of business increased 13% over the prior year period to $8 million and represented 62% of total revenue.   Perhaps most importantly, the overall margin on recurring service revenue increased during the third quarter to an all-time high of over 68%.  We have almost completed the migration process of our units to the network of a national cellular carrier and are no longer incurring one-time migration fees charged by the previous carrier.  Additionally, we can now realize the full benefits of the lower cost structure offered in our most recent carrier agreement.

During the third quarter of 2011, we sold approximately 24,300 Telguard units, resulting in product sales of $3.5 million.  We also activated 22,400 new Telguard subscribers and ended the quarter with 556,300 total subscribers.

As stated on our last earnings call, we anticipated a net decrease in subscriber count this quarter as a result of deactivating approximately 29,000 units that were identified by a single customer as inactive through their own internal reconciliation project.  Although we have not received any additional batches of such deactivations, our data indicates that it’s likely that a lag remains in this customer’s reporting of deactivations to us.  Using some internal assumptions regarding normalized churn rates, we estimate that as of June 30th, 2011, there may be as many as 25,000 unreported remaining deactivations for this customer before they complete the reconciliation of old accounts.

On a positive note, it’s important to reiterate that these batch deactivations primarily consist of units with lower average revenue per unit, or ARPU, and result in a more profitable customer mix.  This is supported by the fact that we increased both Telguard service revenue and ARPU by over 2% sequentially this quarter, despite having the largest number of batch deactivations to-date.  We expect our normalized annual churn rate to be between 8 and 10% which remains below the industry average.

Telguard ARPU grew to $4.20 per month from $3.99 per month in the prior year’s period as the customer base is becoming increasingly diversified with a growing proportion of more profitable small- and mid-sized dealers.  The average selling price for a Telguard hardware unit was $139.

Turning to our TankLink business, we are extremely pleased with its revenue growth.  In the second full quarter since the SMARTank customer acquisition, revenues increased over the previous quarter by 18% to $1.8 million from $1.5 million.  TankLink recurring service revenue which represented 50% of total TankLink revenue increased 12% sequentially from 805,000 to 898,000, while ARPU increased from $12.53 to $13.78, or 10%, over the same period.  As of the end of the third quarter, total billable Tanks are up 20% over prior year period at 21,200.  TankLink product revenues included the sale of 1,500 Tank monitoring units resulting in TankLink product revenues of $897,000.

Operating expenses for the third quarter were $4.7 million, up due to—due primarily to an increase in our sales and marketing activity.  For the third quarter in a row, we paid shareholders the previously announced quarterly dividend of $0.10 per share of common stock.  Despite the dividend payments of $1.5 million, we continue to generate cash and we currently carry over $10 million of cash on our balance sheet.  We expect to continue growing our cash balances while delivering shareholder value by maintaining our dividend policy.

With strong execution and the clarity that comes from nearing the end of the fiscal year, we are raising our guidance for net income before non-cash items to $9- to $9.5 million for fiscal 2011 which is the upper half of our previously announced guidance.

Now, I’d like to turn the call back over to Joe to go into a more detailed discussion of our business.

Joe Beatty:    Thanks, Jonathan.  Echoing your sentiment, I’m very pleased with the great results we delivered this quarter.  We’re growing our two M2M businesses while controlling expenses and maintaining a strong balance sheet.  Despite the cleanup in our subscriber base that Jonathan mentioned, we have been able to accelerate our recurring service revenues and continue to ramp Telguard unit sales, a notable feat.  We achieved the high end of the guidance we provided of 15- to 25,000 Telguard units sold per quarter and expect that we will continue to grow recurring service revenue.  Additionally, we have been successfully generating higher ARPU as our mix shifts favorably.

As part of our more aggressive sales and marketing efforts with Telguard, we have diversified and grown our customer base through the Telguard Advantage dealer loyalty program.  More specifically, we’ve increased the number of active Telguard dealers by 29% over the prior year period to 1,845.  This increase in our active dealer count was in response to a challenge I gave our sales and marketing groups last year to improve our customer contact effort and to increase our penetration among dealers.  I’m very proud of the work done by our Telguard sales and marketing teams and of the success we’ve had in this regard.

Our TankLink line of business continues to grow nicely and we’re working on some new product and service initiatives which we anticipate will maintain the strong growth in Tanks monitored in revenue.  Furthermore, I personally spent some time with my sales team outside the US in the past quarter to foster TankLink’s international growth.

Looking ahead, we’re focused on adding additional M2M business lines which share this favorable economic model and are consistent with our talent for using communications networks to enable the remote monitoring of people and machines.

In conclusion, we very much like our service-based recurring revenue business model and are highly focused on our two existing and steadily growing lines of business, Telguard and TankLink.  We remain committed to sustaining profitability and, as you know, maximizing shareholder value.

With that, I’d like to turn it over to the operator to coordinate any questions that you might have.

Operator:    Thank you, sir.  Ladies and gentlemen, we will begin the question and answer session at this time.  If you would like to ask a question, please press the star, followed by the one, on your touch-tone phone.  If you’d like to withdraw your question, please press the star, followed by the two, and if you’re using speaker equipment, you will need to lift the handset before making your selection.

Our first question comes from the line of Peter Enderlin with MAZ Partners.  Please go ahead.

Pete Enderlin:    Good afternoon guys.

Joe Beatty:    Hi Pete.

Pete Enderlin:    Very nice results.

Joe Beatty:    Thank you.

Pete Enderlin:    Thanks for the good performance.  Now, on the churn rate in the quarter you had a drop of about 12,000, you sold 24 so does that roughly add—I haven’t done the arithmetic exactly but that—that’s that catch-up churn total was about 36,000.

Jonathan Charak:    Let’s see, we deactivated 29 from that customer.

Pete Enderlin:    Oh, it was 29.

Jonathan Charak:    From that customer and then we have of course standard churn rates from the other elements of our customer base.

Joe Beatty:    Yeah, there are about 5,500 other from the rest of the customer base.

Pete Enderlin:    Right.  Okay.  And—and you mentioned that there’s the possibility of up to another 25,000 from that customer.

Jonathan Charak:    Right.  That is our estimation as of June 30th. If we had that many more deactivations from them, then they would be experiencing our normalized churn rate.  So that’s an estimate of the remaining catch-up in deactivations that might be out there with that customer.

Pete Enderlin:    Those should all come in, most of them, in the fourth quarter.

Jonathan Charak:    Well that’s the difficult part, Pete, because we get lists when they choose to give them to us so it’s difficult to predict when those might come.

Pete Enderlin:    Mm-hmm.  Okay.  Can you just give us a little update on the roll out of the Telguard Interactive product?

Joe Beatty:    Sure.  It’s doing well.  People like the service.  I will tell you one of our top three customers has launched it nationally in the last week or two, so they like the service enough where they’re going to offer it to their customers every time they propose service.  So I think the absolute level of users is not material enough to report yet but it’s functioning well, people like it and we’re excited about this key customer offering it across the board.

Pete Enderlin:    And is the incremental revenue pretty uniform?

Joe Beatty:    It is, yes.  We have a standard price for that and we sell to that, you know, at least up to this point.

Pete Enderlin:    Two dollars?

Joe Beatty:    Right.

Pete Enderlin:    Okay.  Thank you.

Joe Beatty:    Thanks, Pete.

Operator:    And once again, ladies and gentlemen, if you’d like to ask a question, please press the star, followed by the one, at this time.  If you are using speaker equipment, you will need to lift the handset before making your next selection.  Just one moment, please.

And I show no further questions at this time.  Management, please continue.

Joe Beatty:    Terrific.  Well I just want to say thanks for the interest.  We felt like we had a great quarter and feel good about the remainder of the year, so we look forward to speaking with you all next quarter.  Thanks.

Operator:    Ladies and gentlemen, that concludes our call for today.  Thank you for your participation.  You may now disconnect.

END